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                                                                                              EXHIBIT 21.1
                                          SUBSIDIARY COMPANIES AND STATE OR
                                           JURISDICATION OF INCORPORATION


Atwood Oceanics Pacific Limited                            Cayman Islands B.W.I.       100%

Alpha Offshore Drilling Services                           Cayman Islands, B.W.I.      100%

Atwood Drilling Inc.                                       Delaware                    100%

Atwood Offshore Inc.                                       Delaware                    100%

Atwood Hunter Co.                                          Delaware                    100%

Eagle Oceanics, Inc.                                       Delaware                    100%

Atwood Oceanics Drilling Company                           Texas                       100%

Atwood Oceanics International, S.A.                        Panama                      100%

Atwood Oceanics Australia Pty. Ltd.                        Australia                   100%

Atwood Oceanics Platforms Pty. Ltd.                        Australia                   100%

Atwood Oceanics Service Pty. Ltd.                          Australia                   100%

Atwood Oceanics West Tuna Pty. Ltd.                        Australia                   100%

Aurora Offshore Service GmbH                               Germany                     100%

Atwood Oceanics (M) Sdn. Bhd.                              Malaysia                    100%

Clearways Offshore Development Drilling Sdn. Bhd.          Malaysia                    49%

Drillquest (M) Sdn. Bhd.                                   Malaysia                    90%

Alpha Offshore Drilling                                    Indonesia                   100%

Swiftdrill, Inc.                                           Texas                       100%

Atwood Oceanics (Nigeria) Limited                          Nigeria                     100%


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